                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                AMENDMENT NO. 14

                   Under the Securities Exchange Act of 1934

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                                (Name of Issuer)

                        COMMON STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                   561182106
                                 (CUSIP Number)

                             RICHARD M. FITZPATRICK
                               MEI HOLDINGS, L.P.
                                2200 ROSS AVENUE
                                   SUITE 4200
                              DALLAS, TEXAS 75201
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                With a copy to:

                            ROBERT A. PROFUSEK, ESQ.
                           JONES, DAY, REAVIS & POGUE
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 326-3939

                                 NOVEMBER 17, 1998
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with this statement [ ].

CUSIP NO. 561182106                13D-1                                  PAGE 2

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MEI Holdings, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 3

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    MEI GenPar, L.P.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION


    Delaware
--------------------------------------------------------------------------------

7    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     39,323,513(1)
--------------------------------------------------------------------------------
8    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
     CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

     81.4%
--------------------------------------------------------------------------------
10   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 4

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    HH GenPar Partners
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 5

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Hampstead Associates, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) or 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OR ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 6

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    RAW Genpar, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 7

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    InMed, Inc. d/b/a Incap, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Texas

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 8

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Donald J. McNamara
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                  PAGE 9

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert A. Whitman
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

CUSIP NO. 561182106                13D-1                                 PAGE 10

--------------------------------------------------------------------------------

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Daniel A. Decker
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    00
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    TO ITEMS 2(e) OR 2(f)                                                   [ ]

--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
7   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    39,323,513(1)
--------------------------------------------------------------------------------
8   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
9   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)

    81.4%
--------------------------------------------------------------------------------
10  TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Does not reflect additional Common Shares to which the Reporting Person may be entitled, without the payment of additional consideration, upon the occurrence of certain future events beyond the Reporting Persons' control. See Item 5.

     This Amendment No. 14 amends and supplements the Statement on Schedule 13D first filed on June 17, 1996, as amended by Amendments No. 1 through 12 (the "Schedule 13D"), by MEI Holdings, L.P., a Delaware limited partnership ("Holdings"), and certain other persons.

ITEM 4. PURPOSE OF TRANSACTION.

     Item 4 is hereby amended to add the following at the end thereof:

     On November 16, 1998, the Company announced that it had elected not to move forward with the previously announced possible combination of the Company and Houlihan's Restaurant Group, a privately held company acquired by Holdings in June 1998. In connection therewith, the Company announced that it intended to pursue a recapitalization plan on a stand-alone basis.

     The Company's proposed recapitalization plan is described in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, filed with the Securities and Exchange Commission on November 16, 1998.

     Holdings has advised the Company that it presently intends to pursue the proposed recapitalization and in connection therewith is willing, among other things, to convert $45.6 million of Company debt presently held by Holdings into convertible preferred stock with a pay-in-kind feature. However, there can be no assurance that the third party lenders, Holdings and the Company will be able to reach agreement on the terms of a recapitalization and, as of the date of this Amendment, Holdings has no legal obligation to proceed with the Company's proposed recapitalization or to fund the Company's operating and capital requirements for this purpose or in the future. Holdings has informed the Company that it is not willing to invest additional capital in the Company unless the recapitalization and proposed modifications to the Company's Top Eliminator contract are completed on terms satisfactory to it, and that, after the recapitalization is completed, it has no present intention to provide more capital to fund operations or capital expenditures.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

     Holdings and Nomura Asset Capital Corporation have amended the terms of the Loan Agreement and Promissory Note between them as set forth in Exhibits 99.2 through 99.9

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

     Item 7 is hereby amended to add the following at the end thereof:

Exhibit 99.2 Amended and Restated Promissory Note by MEI Holdings, L.P., in favor of Nomura Asset Capital Corporation

Exhibit 99.3 Amended and Restated Loan Agreement between MEI Holdings, L.P., as borrower and Nomura Asset Capital Corporation, as lender

Exhibit 99.4 Reaffirmation and Ratification of Guaranty made by MEI Holdings, L.P., in favor of Nomura Asset Capital Corporation

Exhibit 99.5 Note Modification Agreement between Nomura Asset Capital Corporation and MEI Holdings, L.P.

Exhibit 99.6 Second Amendment to Amended and Restated Pledge and Security Agreement between MEI Holdings, L.P. and Nomura Asset Capital Corporation

Exhibit 99.7 Letter Agreement between MEI Holdings, L.P. and Nomura Asset Capital Corporation re: Note Modification

Exhibit 99.8 Letter Agreement between MEI Holdings, L.P. and Nomura Asset Capital Corporation re: Term Extension

Exhibit 99.9 Letter Agreement between MEI Holdings, L.P. and Nomura Asset Capital Corporation re: Loan from Nomura Asset Capital Corporation to MEI Holdings, L.P.

                                   SIGNATURES



         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement may be filed collectively on behalf of it and each of the other signatories hereto.

Date: November 18, 1998

                           MEI HOLDINGS, L.P.
                           By:  MEI GenPar, L.P.
                                Its General Partner
                           By:  HH GenPar Partners
                                Its General Partner
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           MEI GENPAR, L.P.
                           By:  HH GenPar Partners
                                Its General Partner
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           HH GENPAR PARTNERS
                           By:  Hampstead Associates, Inc.
                                Its Managing General Partner

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                           HAMPSTEAD ASSOCIATES, INC.

                           By:  /s/ Daniel A. Decker
                                ---------------------------------
                                    Daniel A. Decker
                                    Executive Vice President

                    RAW GENPAR, INC.

                    By: /s/ Robert A. Whitman
                       ----------------------------
                            Robert A. Whitman
                            President


                    INMED, INC.

                    By: /s/ Daniel A. Decker
                       ----------------------------
                            Daniel A. Decker
                            President

                    /s/ Donald J. McNamara
                    -------------------------------
                    Donald J. McNamara


                    /s/ Robert A. Whitman
                    -------------------------------
                    Robert A. Whitman


                    /s/ Daniel A. Decker
                    -------------------------------
                    Daniel A. Decker

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
Exhibit 99.2  Amended and Restated Promissory Note by MEI Holdings, L.P., in
              favor of Nomura Asset Capital Corporation

Exhibit 99.3 Amended and Restated Loan Agreement between MEI Holdings, L.P., as borrower and Nomura Asset Capital Corporation, as lender

Exhibit 99.4  Reaffirmation and Ratification of Guaranty made by MEI Holdings,
              L.P., in favor of Nomura Asset Capital Corporation

Exhibit 99.5  Note Modification Agreement between Nomura Asset Capital
              Corporation and MEI Holdings, L.P.

Exhibit 99.6  Second Amendment to Amended and Restated Pledge and Security
              Agreement between MEI Holdings, L.P. and Nomura Asset Capital
              Corporation

Exhibit 99.7  Letter Agreement between MEI Holdings, L.P. and Nomura Asset
              Capital Corporation re: Note Modification

Exhibit 99.8  Letter Agreement between MEI Holdings, L.P. and Nomura Asset
              Capital Corporation re: Term Extension

Exhibit 99.9  Letter Agreement between MEI Holdings, L.P. and Nomura Asset
              Capital Corporation re: Loan from Nomura Asset Capital
              Corporation to MEI Holdings, L.P.